UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2007

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)
Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

508-549-9981
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01  Other Events

On July 10, 2007 the Company submitted an amendment to our Humanitarian Device Exemption (HDE) filing on the Andara™ OFS™ Therapy. This amendment is in response to a letter we received from the FDA in May of 2007 informing us that it had completed an initial scientific review of our application and indicating that it required additional information to determine if the device meets the statutory criteria for approval. The FDA letter requested extensive additional data in a number of areas, namely, additional clinical data demonstrating that the use of the Andara™ OFS™ device results in a clinically significant benefit or functional improvement in patients that is superior to surgery and medication alone, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. All of these areas need to be satisfactorily addressed before the FDA can complete its review of the application.

Our amendment included additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, several new analyses requested by the FDA, as well as detailed answers to specific questions raised.  The FDA will have at least 75 days to review the amended application after it is received. Although we believe that we have provided the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Name: Timothy R. Surgenor
Title: President and Chief Executive Officer

Dated: July 12, 2007